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                                                                    EXHIBIT 99.1

                              [ABAXIS LETTERHEAD]



Contact:      Donald J. Stewart                    Don Kundinger
              Chief Financial Officer              Jackson Hole Advisors
              ABAXIS, Inc.                         307-886-3881
              408-745-6851

                                                    FOR IMMEDIATE RELEASE


                  ABAXIS COMPLETES $4 MILLION PRIVATE FINANCING


Sunnyvale, California - November 18, 1998 -- ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today announced it has completed a private financing raising a total of $4 million.

The Company issued convertible preferred stock that may be converted to common stock at $2.50 per share. The convertible preferred stock has a 6% coupon that is payable semiannually. The preferred stock will automatically convert into common stock no later than October 31, 2002. Proceeds from the offering will be used for capital equipment expenditures and general working capital purposes. The Company has agreed to file a resale registration statement covering the underlying common stock in the next 45 days.

Clint Severson, President and Chief Executive Officer of ABAXIS, commented, "We are pleased that there is a building confidence in Abaxis and recognition in our operating performance, which enabled us to raise additional capital at a premium to our current common stock price in this difficult equity market. We are happy with the support of a current investor who purchased $3 million of the financing. In addition, we welcome a new investor group who purchased $1 million of the financing and who has agreed to work with us to expand our visibility in the capital markets. We plan on using the proceeds from this financing to continue the manufacturing automation program, increase the capacity of our rotor manufacturing and to aggressively expand our sales and marketing efforts in the United States and Europe."

Founded in 1989, ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory.


This press release contains forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The future events described in such statements involve risks and uncertainties, detailed from time to time in ABAXIS periodic reports filed with the United States Securities and Exchange Commission.